Producers will need affidavits to prove cattle origin	JBS CEO Wesley Batista will address attendees

USDA Issues COOL
Interim Final Rules

Mandatory Country of Origin Labeling (COOL) will take affect on September 30, 2008. USDA will allow producers to use their own affidavits to document country of origin. However, as lots of cattle are split and sold to multiple buyers, each buyer will have to have the records or access to them according to USDA’s interim final rules published in the Federal Register on August 1.

“Our company and the beef processing industry as well as our wholesale and retail customers will analyze how we can most efficiently comply with the rule,” USPB CEO Steve Hunt says. “It appears USDA is taking steps to be flexible to help make this law less burdensome for everyone involved.”

In its analysis, USDA estimates COOL will cost the beef industry $1.252 billion in the first year. Of

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Department of Justice Analyzing
JBS, S.A. Offer to Buy National Beef

“Recently, a number of USPB unitholders have called with questions regarding the status of our proposed sale of National Beef to JBS, S.A.,” notes CEO Steve Hunt. “We have provided the Department of Justice (DOJ) with the information they requested and continue to respond to inquiries from DOJ personnel who are analyzing the implications of this sale. At this time, the process is following a normal course with expectations of closing occurring before the end of this calendar year as disclosed in our proxy statement on March 4."w

Unitholders Can Put FY ‘09 Delivery
Rights on Lease List Starting Aug. 18

USPB will begin accepting requests from unitholders to lease out fiscal year 2009 delivery rights on August 18, 2008. If you want to have USPB assist you in leasing out your delivery rights during fiscal year 2009, please contact our office for a Delivery Authorization form to put them on our lease list.w

USPB Annual Meeting Will Be

Held In Kansas City on Dec. 10

U.S. Premium Beef’s fiscal year 2008 annual meeting will be conducted on December 10 at the Kansas City Airport Hilton. In addition to reports from CEO Steve Hunt on USPB’s fiscal year results and National Beef CEO John Miller and President Tim Klein on National Beef’s results, attendees will hear from Wesley Batista, CEO of JBS USA, Inc.

This year, two positions on USPB’s Board of directors will be up for election. Board members Carol Keiser, Belleair, FL, and Rex McCloy, Morse, TX, currently hold Odd Slot positions on USPB's Board. Both will seek re-election for another three year term.

Unitholders interested in serving on the Board of Directors must request an application from a Nominating Committee member and return the completed application by September 13, 2008. In order to determine

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Company required to have new schedule on file every year

Fiscal Year 2009 Delivery
Schedules Due August 18

USPB unitholders who want to make changes to their fiscal year 2009 delivery schedules are asked to complete their new delivery schedule and return it to our office by August 18. USPB mailed new Odd Slot Delivery Period Preference (delivery schedule) forms to Odd Slot deliverers on August 1.

If you do not want to make changes from your fiscal year 2008 delivery schedule, no action is required on your part. USPB will simply use your fiscal year 2008 schedule for fiscal year 2009.

As a reminder, USPB is required to have a current delivery schedule from every Odd Slot deliverer on file each year. USPB will not accept cattle or lease delivery rights owned by Odd Slot deliverers until a current Delivery Schedule is on file at our Kansas City office. USPB has the right to consider and approve any requested Odd Slot Delivery Period changes in order to insure an even flow of cattle to our plants throughout the year.

USPB’s Board of Directors has set the minimum delivery requirement during fiscal year 2009 at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per unit. Non-delivery penalties will be assessed on units not delivered upon below the 90 percent requirement.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Annual Meeting...	continued from page 1

Board candidate eligibility and effectively evaluate qualifications, all applicants are required to participate in an interview with the Nominating Committee. Only applicants who have completed this process will be eligible to be nominated for USPB’ s Board election.

Nominating Committee members are: Mary Ann Kniebel, Chairperson (785-349-2821), Matt Perrier, Secretary (620-583-5033), John Adams, (620-563-7607) and Larry McDonald, (928-785-8601).w

USDA Issues COOL Interim Final Rules...	continued from page 1

that total, beef producers will spend $9 per head while processors and wholesalers will spend 1.5 cents per pound and retailers 7 cents per pound of beef during the first year.

Labeling options include “Product of the U.S., Country X, and/or Country Y (if necessary)” on any beef products from animals that might have been born outside the U.S. but were raised in this country and then processed in the U.S. This label can also be used on cattle born, raised and slaughtered in the U.S. instead of using a “Product of the U.S.” label. Beef from cattle that are imported directly to the U.S. for slaughter is not eligible for this label. It will need to be labeled “Product of Country X and the U.S.”

Having the flexibility to label products as multi-country origin, may mean participants that feed Mexican cattle will not have to segregate them from U.S. born cattle. The same will apply to Canadian born cattle fed in the U.S. with the exception of beef that is being produced for South Korea.

In addition, processors that harvest animals that are part of a National Animal Identification System (NAIS) compliant system or other recognized official identification system (e.g., Canada and Mexico official systems) may use official ear tags and/or any accompanying animal markings (such as “Can” , “M” ), as verification of origin.

“We are in the process of analyzing the labeling options that will let our company be most efficient in meeting the COOL requirements while addressing demands from the numerous markets we serve,” Hunt explains.w